Exhibit 99.1

FOR RELEASE July 29, 2009	CONTACT:	Kenneth D. Mann
Investor Relations
(870) 881-6432

Deltic Announces Preliminary Second Quarter 2009 Results

EL DORADO, AR – President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE-DEL) announced today that the net income for the second quarter of 2009 totaled $1 million, $.08 a share, compared to $2.5 million, $.19 a share, a year ago. The decrease was mainly due to a lower per-ton sales price and harvest volume of pine pulpwood, a smaller margin on timberland sales, and a decreased lumber sales volume and per-unit average sales price. Net cash provided by operating activities was $5.1 million for the second quarter of 2009, which compares to $6 million a year ago.

Commenting on the results, Mr. Dillon stated, “I am pleased that the Company was able to report positive financial results despite the current deep recession that continues to depress both lumber and real estate markets. During these times, we continue our focus on improving operating efficiency and controlling costs in every area of our business. For the remainder of 2009, we will concentrate our efforts on accomplishing our planned program for sales of non-strategic, recreational use hardwood bottomland acreage and working with potential buyers of commercial real estate sites in our Chenal Valley development. Del-Tin Fiber, our medium density fiberboard joint-venture, continues to report positive financial results despite the current economic environment.”

The Woodlands segment earned $6.4 million in the second quarter of 2009, a decrease of $1 million when compared to $7.4 million for the same period of 2008. The pine sawtimber harvest level in the current period was 166,606 tons, an increase of 23,415 tons when compared to 143,191 tons in the second quarter of 2008. The average pine sawtimber sales price decreased 14 percent to $30 per ton for the current quarter versus $35 per ton for the same period of 2008. The decrease was due to less demand resulting from the prolonged weak lumber market that has forced area sawmills to curtail production or close facilities. The Company’s pine pulpwood harvest for the second quarter of 2009 was 77,194 tons compared to 89,618 tons for the second quarter of 2008. The average sales price received for the pine pulpwood sold was $10 per ton in the current period versus $15 per ton a year ago, a 33 percent decrease due to lower demand for fiber from area papermills. Oil and gas lease rental and royalty income was $.9 million in the second quarter of 2009 versus $.8 million for the same period in 2008. While there were more producing wells on Deltic’s mineral acreage versus a year ago, lower natural gas prices offset much of this benefit. Deltic sold approximately 724 acres of non-strategic recreational hardwood bottomland at an average sales price of $2,100 per acre for a margin of $1.2 million versus approximately 971 acres sold at an average sales price of $2,300 per acre for a margin of $1.8 million in the same period of 2008.

The Company’s Mills segment reported an operating loss of $1.9 million in 2009’s second quarter compared to a loss of $.6 million in the corresponding quarter of 2008. The average finished lumber sales price decreased $49 per thousand board feet, or 17 percent, to $240 per thousand board feet when compared to the average sales price of $289 per thousand board feet in 2008’s second quarter. Current lumber sales volume of 66 million board feet decreased six percent when compared to 70.2 million board feet for the second quarter of 2008. The volume decrease was due to Deltic’s continued reduction of operating hours early in the current operating period in an effort to balance production with market demand, while the Company’s lumber mills continued to improve hourly production rates and benefit from lower log cost due to the decrease in area pine stumpage prices.

The Real Estate segment lost $.4 million in the second quarter of 2009, which compares to a $.3 million loss for the same quarter of 2008. Residential sales totaled five lots, a decrease of two lots when compared to the second quarter of 2008. Due to sales mix, the current-period average sales price was $53,400 per lot, a decrease of $18,700 when compared to the prior-year period’s average. There were no sales of commercial real estate acreage in the second quarter of either year.

Corporate operating expense was $2.9 million for the second quarter of 2009 versus $3 million for the corresponding period of 2008. Deltic’s equity in Del-Tin Fiber was income of $.8 million for the current-year quarter compared to $.7 million for the second quarter of 2008. Income tax expense was $.5 million for the second quarter of both years, as the second quarter of 2008 benefited from a lower effective income tax rate due to statutory changes provided by the “TREE” Act that expired in May 2009.

For the first six months of 2009, the Company recorded a net loss of $.2 million, $.02 a share. Financial results for the six months ended June 30, 2008, were net income of $2.1 million, $.17 a share. Net cash provided by operating activities was $5.5 million for the 2009 period compared to $7.3 million a year ago. The pine sawtimber harvest level for the six months ended June 30, 2009, was 322,137 tons compared to 323,565 tons harvested during the same period of 2008. Average pine sawtimber price of $29 per ton decreased $7 per ton from the prior year period. Finished lumber average sales price decreased $28, or 11 percent, from $266 per thousand board feet in 2008 to $238 per thousand board feet in 2009. Lumber sales volume decreased 14.2 million board feet from 132.6 million board feet in 2008 to 118.4 million board feet in 2009. Residential lot sales for the first half of 2009 totaled 5 lots at an average price of $53,400 compared to 14 lots at $70,100 per lot for the corresponding period of 2008. No commercial acreage was sold during the first six months of either year.

Capital expenditures were $2 million for the second quarter of 2009 and $6.8 million for the six months ended June 30, 2009. For the corresponding periods of 2008, capital expenditures totaled $4.9 million and $10.7 million, respectively.

Concerning the outlook for the third quarter and year of 2009, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 150,000 to 160,000 tons and 550,000 to 575,000 tons, respectively. Finished lumber production and sales volumes are estimated at 60 to 70 million board feet for the third quarter and 225 to 245 million board feet for the year, depending on market conditions. Residential lot sales are projected at 2 to 6 lots and 10 to 15 lots for the third quarter and year of 2009, respectively. We are actively working with several potential buyers of commercial real estate in Chenal Valley. The actual closing of commercial sales is difficult to estimate because of the many factors involved.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, July 30, 2009, at 10:00 a.m. Central Time to discuss second quarter 2009 earnings. Interested parties may participate in the call by dialing 1-888-680-0860 and referencing participant passcode identification number 75271890. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available until 11:59 p.m. Central Time on Thursday, August 6, 2009, by dialing 1-888-286-8010 and referencing replay passcode identification number 20335955.

Summary financial data and operating statistics for the second quarter of 2009 and six months ended June 30, 2009 with comparisons to 2008 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION (Unaudited)

(Millions of dollars)

	Three Months Ended June 30, 2009		Three Months Ended June 30, 2008
	Net Sales	Operating Income/ (Loss)	Net Sales	Operating Income/ (Loss)
Woodlands	$10.3	6.4	11.5	7.4
Mills	20.8	(1.9)	26.1	(0.6)
Real Estate	3.0	(0.4)	2.9	(0.3)
Corporate	0.0	(2.9)	0.0	(3.0)
Eliminations	(5.0)	0.3	(4.9)	0.0

Total net sales/operating income	$29.1	1.5	35.6	3.5

	Six Months Ended June 30, 2009		Six Months Ended June 30, 2008
	Net Sales	Operating Income/ (Loss)	Net Sales	Operating Income/ (Loss)
Woodlands	$20.2	12.1	24.1	15.8
Mills	36.8	(5.5)	45.9	(5.0)
Real Estate	4.6	(1.4)	5.2	(0.9)
Corporate	0.0	(5.8)	0.0	(6.5)
Eliminations	(9.6)	0.9	(11.8)	(0.2)

Total net sales/operating income	$52.0	0.3	63.4	3.2

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales	$29,121	35,551	51,983	63,373

Costs and expenses
Cost of sales	21,207	25,490	38,654	46,078
Depreciation, amortization, and cost of fee timber harvested	3,276	3,394	6,692	7,161
General and administrative expenses	3,173	3,223	6,381	6,966

Total costs and expenses	27,656	32,107	51,727	60,205

Operating income	1,465	3,444	256	3,168

Equity in earnings of Del-Tin Fiber	878	678	1,635	1,392
Interest income	7	66	9	175
Interest and other debt expense	(925)	(1,300)	(1,828)	(2,575)
Interest capitalized	38	111	101	260
Other income/(expense)	(3)	(20)	130	47

Income before income taxes	1,460	2,979	303	2,467

Income taxes	(488)	(555)	(505)	(411)

Net income/(loss)	$972	2,424	(202)	2,056

Earnings per common share
Basic	$0.08	0.19	(0.02)	0.17
Assuming dilution	$0.08	0.19	(0.02)	0.16

Dividends per common share paid	$0.075	0.075	0.150	0.150

Average common shares outstanding (thousands)	12,438	12,453	12,426	12,433

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

	(Unaudited) June 30, 2009	Dec. 31, 2008
Assets
Current assets
Cash and cash equivalents	$3,390	2,413
Trade accounts receivable	6,105	2,991
Other receivables	45	58
Inventories	4,800	6,511
Prepaid expenses and other current assets	5,001	4,223

Total current assets	19,341	16,196

Investment in real estate held for development and sale	53,677	54,081
Investment in Del-Tin Fiber	10,299	8,962
Other investments and noncurrent receivables	2,719	5,710
Timber and timberlands - net	211,925	210,035
Property, plant, and equipment - net	35,861	38,657
Deferred charges and other assets	986	1,092

Total assets	$334,808	334,733

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$2,546	1,727
Current maturities of long-term debt	1,111	1,111
Accrued taxes other than income taxes	2,587	1,758
Income taxes payable	403	16
Deferred revenues and other accrued liabilities	7,203	6,777

Total current liabilities	13,850	11,389

Long-term debt	76,778	75,833
Deferred tax liabilities	5,199	4,758
Guarantee of indebtedness of Del-Tin Fiber	173	518
Other noncurrent liabilities	28,260	29,071
Stockholders’ equity
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	77,365	78,660
Retained earnings	152,682	155,683
Treasury stock, 373,544 and 412,177 shares held, respectively	(12,897)	(14,400)
Accumulated other comprehensive loss	(6,730)	(6,907)

Total stockholders’ equity	210,548	213,164

Total liabilities and stockholders’ equity	$334,808	334,733

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(Thousands of dollars)

	Six Months Ended June 30,
	2009	2008
		(Revised)
Operating activities
Net income/(loss)	$(202)	2,056
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	6,692	7,161
Deferred income taxes	574	189
Real estate development capital expenditures	(557)	(1,420)
Real estate costs recovered upon sale	708	596
Timberland costs recovered upon sale	377	638
Equity in earnings of Del-Tin Fiber	(1,635)	(1,392)
Stock-based compensation expense	855	827
Net increase in liabilities for pension and other post retirement benefits	394	39
Net decrease in deferred compensation for stock-based liabilities	(1,020)	(588)
Increase in operating working capital other than cash and cash equivalents	(162)	(146)
Other - net	(543)	(707)

Net cash provided by operating activities	5,481	7,253

Investing activities
Capital expenditures, excluding real estate development	(6,220)	(9,059)
Net change in purchased stumpage inventory	(91)	(1,099)
Advances to Del-Tin Fiber	(2,907)	(2,661)
Repayments from Del-Tin Fiber	2,860	3,350
Net change in funds held by trustee	2,639	(1,557)
Other - net	738	692

Net cash required by investing activities	(2,981)	(10,334)

Financing activities
Proceeds from borrowings	3,500	—
Payments on notes payable and long-term debt	(2,556)	—
Treasury stock purchases	(1,112)	(11)
Common stock dividends paid	(1,866)	(1,866)
Proceeds from stock option exercises	654	969
Tax effect of stock-based compensation expense	16	274
Other - net	(159)	(40)

Net cash required by financing activities	(1,523)	(674)

Net increase in cash and cash equivalents	977	(3,755)
Cash and cash equivalents at January 1	2,413	10,673

Cash and cash equivalents at June 30	$3,390	6,918

Certain 2008 real estate development capital expenditure amounts have been revised to conform to the 2009 presentation.

Deltic Timber Corporation

OTHER DATA (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30,
(Thousands of dollars)	2009	2008	2009	2008
Capital expenditures
Woodlands	$778	1,407	4,708	4,449
Mills	815	2,496	1,394	4,120
Real Estate (includes development expenditures)	465	954	633	1,816
Corporate	—	49	42	94

Total capital expenditures	$2,058	4,906	6,777	10,479

Woodlands
Pine sawtimber harvested from fee lands - tons	166,606	143,191	322,137	323,565
Pine sawtimber price - per ton	$30	35	29	36

Timberland sales - acres	724	971	1,001	1,645
Timberland sales price - per acre	$2,100	2,300	1,900	2,200

Mills
Finished lumber sales - thousands of board feet	66,040	70,169	118,387	132,635
Finished lumber price - per thousand board feet	$240	289	238	266

Real Estate
Residential
Lots sold	5	7	5	14
Average sales price - per lot	$53,400	72,100	53,400	70,100